Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS 2006 SECOND QUARTER FINANCIAL RESULTS
Company Expects Strong Second Half Revenue
SEATTLE, WA – August 7, 2006 – Global supercomputer leader Cray Inc. (NASDAQ GM: CRAY) today announced financial results for the second quarter ended June 30, 2006. Total revenue for the quarter was $38.5 million compared to $53.4 million in the same period of the prior year. Net loss for the quarter improved year-over-year to ($7.2 million) or ($0.32) per share compared to ($23.8 million) or ($1.08) per share in the second quarter of 2005.
Cray reported total gross margin of 32.5 percent for the second quarter of 2006, a significant improvement compared to 8.8 percent in the prior year period. Product margin, which improved to 26.6 percent, was the principal driver. Service gross margin of 43.0 percent for the quarter was in line with the prior year.
Research and development and selling, general and administrative expenses in the second quarter were 35 percent lower than a year ago at $16.7 million compared to $25.6 million in the second quarter of 2005.
Second quarter loss from operations decreased 79% to ($4.7 million) compared to ($22.9) million in the prior year period. Included in the second quarter 2006 loss from operations was $0.5 million for restructuring and severance expense, and non-cash items of $0.5 million related to stock compensation and $4.1 million for depreciation and amortization.
For the first half of 2006, Cray reported total revenue of $87.0 million compared to $91.1 million in the prior year. On slightly lower revenue, net loss improved 72% year-over-year to ($12.5 million) in the first half of 2006 compared to ($44.8 million) in the first half of 2005. Net loss for the second quarter and the first half of 2006 was adversely affected by a $1.6 million loss on a foreign currency cash flow hedge associated with a product sale – this loss was included as other expense. The Company expects the impact of this foreign currency loss will be recovered when the revenue on the related product sale is recognized.
Cash and cash equivalents as of June 30, 2006 were $43.4 million, compared to $69.9 million reported in the first quarter and $46.0 million as of December 31, 2005. Second quarter cash usage was driven primarily by an increase in inventory to $78.6 million from $60.1 million at the end of the first quarter, and recoverable value added tax payments associated with a large international product delivery. Included in inventory as of June 30, 2006 was $54.0 million of inventory at customer sites, up from $38.5 million at the end of the prior quarter. To date, the Company has not drawn upon the credit facility established in the second quarter of 2005.
“One year ago we began a major turnaround effort and we are pleased with our progress to date and the momentum we have in the market,” said Peter Ungaro, president and CEO of Cray. “On the strength of our second quarter bookings, gross margin improvements and reduced operating expenses, we are on track to improve our 2006 results from top to bottom. The second quarter brought us one of the biggest wins in supercomputing history in the form of a $200 million multi-year contract with the Department of Energy’s Oak Ridge National Laboratory to deliver a petaflops (1,000 trillion floating point operations per second) supercomputer – the first petaflops supercomputer contract signed worldwide. We followed this up by announcing that we are in negotiations with the UK’s Engineering and Physical Sciences Research Council to provide the supercomputer for their future academic and scientific research.”
Ungaro added, “Though we are pleased with the improved results to date, we are not done yet and remain focused on key initiatives around customer acceptances and execution. Our longer-term goals continue to be achieving supercomputing market leadership and sustained profitability – we believe by accomplishing these goals, improved shareholder value will result. ”
Outlook
Cray continues to anticipate annual revenue for 2006 will be higher than 2005 levels. Due to the size of a few large orders and the difficulty in predicting the timing of customer acceptances, there remains a large range of potential revenue results in 2006, ranging from modest to potentially 20 percent growth. The Company expects that the second half of 2006 will be stronger than the first half, with a possibility for 60 percent of 2006 product revenue being recognized in the fourth quarter. Operating expenses will increase in the second half of the year primarily due to higher research and development expenses associated with the Cascade program and sales and marketing costs associated with higher anticipated revenue. The Company is likely to use cash in the second half of the year, largely to support working capital requirements, but does not expect to borrow under its credit facility.
In the second quarter of 2006, Cray submitted a proposal to participate in the third phase of the Defense Advanced Research Projects Agency (DARPA) High Productivity Computing Systems (HPCS) initiative. Phase III participants may receive up to $250 million of research and development co-funding through 2010 with the goal of enabling a breakthrough in the capability of the next generation of supercomputers, providing for sustained petaflops levels of performance on real applications and dramatically improving user productivity. The outcome and timing of this award will affect Cray’s operating results in the second half of 2006, specifically in the form of increased research and development expense associated with the Cascade program – third quarter research and development expense could now be double second quarter levels, with fourth quarter levels dependent upon the status of the award. The Company expects the outcome to be announced within the next few months and can give no assurance as to whether it will participate in Phase III of the DARPA HPCS program.

Recent Highlights
•	In June, Cray announced a $200 million multi-year contract with the Department of Energy’s Oak Ridge National Laboratory (ORNL) to deliver the world’s largest supercomputer. Initial deliveries are scheduled in 2006, with a planned upgrade in late 2007 or early 2008, culminating in a petaflops system to be installed in late 2008. The ORNL system will be based on current and next generation Cray XT3TM supercomputers and will utilize current and future versions of the AMD OpteronTM processor.

•	In June, Cray announced that the UK’s Engineering and Physical Sciences Research Council selected Cray as the preferred bidder to provide the computing hardware for the Council’s next generation national high performance computing service for the UK academic community. This multi-phase project is expected to operate for up to six years and to have an initial theoretical peak capability of over 50 teraflops (trillion floating point operations per second), with customer options for additional capability in the future. Contract negotiations are ongoing and are not expected to be complete until late 2006.

•	In May, Cray announced an order from the Swiss National Computing Lab to increase the size of their Cray XT3 supercomputer to more than 8.6 teraflops. Cray also announced that a Cray XT3 supercomputer shattered the previous performance mark on the widely used Himeno benchmark test measuring computational fluid analysis capabilities.

•	In June, Cray announced that the Board of Directors elected William C. Blake to the Board. Blake is a 25-year veteran of the High Performance Computing industry and currently serves as Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances.
Conference Call Information
Cray will host a conference call today, Monday, August 7, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss second quarter 2006 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-257-1836. International callers should dial 303-262-2125. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11068017. International callers can listen to the replay by dialing 303-590-3000, access code 11068017. The conference call replay will be available for 72 hours, beginning at 5:00 p.m. Pacific Time on Monday, August 7, 2006.

About Cray Inc.
As the global leader in supercomputing, Cray provides highly advanced supercomputing systems and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. For more information, go to www.cray.com.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include fluctuating quarterly operating results, lower margins and earnings due to pricing pressure, the timing of product upgrades, the timing and level of government research and development funding, including DARPA Phase III, supercomputer system purchases and the timing of customer acceptances for products shipped; reliance on third-party suppliers including their competitiveness with other suppliers as well as delays in availability of parts from suppliers; technical challenges of developing high performance computing systems including potential delays in development projects; adequate liquidity and cash resources. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
###
Cray is a registered trademark, and Cray XT3 is a trademark of Cray Inc. All other trademarks are the property of their respective owners.
(Financial tables to follow)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
REVENUE:
Product	$40,201	$24,647	$66,511	$58,916
Service	13,218	13,866	24,542	28,112

Total revenue	53,419	38,513	91,053	87,028

OPERATING EXPENSES:
Cost of product revenue	41,210	18,099	67,562	44,776
Cost of service revenue	7,531	7,901	15,106	15,594
Research and development, net	13,427	6,371	26,459	13,586
Sales and marketing	7,574	5,682	14,173	10,667
General and administrative	4,607	4,600	8,874	10,194
Restructuring and severance	1,947	549	1,732	1,287

Total operating expenses	76,296	43,202	133,906	96,104

Loss from operations	(22,877)	(4,689)	(42,853)	(9,076)

Other income (expense), net	153	(1,831)	(349)	(1,872)

Interest expense, net	(767)	(441)	(1,204)	(1,049)

Loss before income taxes	(23,491)	(6,961)	(44,406)	(11,997)

Income tax expense	305	212	425	481

Net loss	$(23,796)	$(7,173)	$(44,831)	$(12,478)

Basic and diluted net loss per common share	$(1.08)	$(0.32)	$(2.03)	$(0.56)

Basic and diluted weighted average shares outstanding	22,098	22,451	22,063	22,395

The above shares outstanding and per share amounts are adjusted to reflect the Company’s recent 1-for-4 reverse stock split, effective June 8, 2006

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share data)

	December 31,	June 30,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,026	$43,372
Accounts receivable, net	55,064	42,234
Inventory	67,712	78,643
Prepaid expenses and other current assets	2,909	3,853

Total current assets	171,711	168,102

Property and equipment, net	31,292	26,347
Service inventory, net	3,285	3,220
Goodwill	56,839	58,818
Deferred tax asset	575	602
Intangible assets, net	1,113	1,203
Other non-current assets	8,190	7,448

TOTAL ASSETS	$273,005	$265,740

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,911	$22,652
Accrued payroll and related expenses	12,145	13,820
Other accrued liabilities	10,702	7,560
Deferred revenue	81,749	76,846

Total current liabilities	119,507	120,878

Long-term deferred revenue	5,234	4,361
Other non-current liabilities	2,317	2,309
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	207,058	207,548

Shareholders’ equity:
Common stock	422,691	423,019
Exchangeable shares	576	—
Deferred compensation	(2,811)	—
Accumulated other comprehensive income	6,258	8,418
Accumulated deficit	(360,767)	(373,245)

TOTAL SHAREHOLDERS’ EQUITY	65,947	58,192

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$273,005	$265,740